   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON             , 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              HUGHES SUPPLY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

                          FLORIDA                                           59-0559446
      (STATE OR OTHER JURISDICTION OF INCORPORATION OR        (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                        ORGANIZATION)

                             20 NORTH ORANGE AVENUE
                                   SUITE 200
                             ORLANDO, FLORIDA 32801
                                 (407) 841-4755
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                J. STEPHEN ZEPF
                     TREASURER AND CHIEF FINANCIAL OFFICER
                              HUGHES SUPPLY, INC.
                             20 NORTH ORANGE AVENUE
                                   SUITE 200
                             ORLANDO, FLORIDA 32801
                                 (407) 841-4755
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

              BENJAMIN P. BUTTERFIELD                               MICHAEL L. JAMIESON
           GENERAL COUNSEL AND SECRETARY                           HOLLAND & KNIGHT LLP
                HUGHES SUPPLY, INC.                                     SUITE 2300
              20 NORTH ORANGE AVENUE                                   P.O. BOX 1288
                     SUITE 200                                    400 NORTH ASHLEY DRIVE
              ORLANDO, FLORIDA 32801                               TAMPA, FLORIDA 33602
                  (407) 841-4755                                      (813) 227-8500

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time following the effective date of this Registration Statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM
                                           AMOUNT TO BE          AGGREGATE PRICE        AGGREGATE OFFERING
TITLE OF SECURITIES TO BE REGISTERED        REGISTERED             PER SHARE(1)              PRICE(1)
------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per
  share......................             229,161 shares              $27.38                $6,274,428
------------------------------------------------------------------------------------------------------------
Rights to purchase Series A Junior
  Participating Preferred Stock, no
  par value per share(2).....             229,161 rights               N/A                     N/A
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

------------------------------------  ----------------------
------------------------------------  ----------------------

                                            AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED     REGISTRATION FEE
------------------------------------  ----------------------
Common Stock, par value $1.00 per
  share......................                 $1,744
-----------------------------------------------------------------------------------
Rights to purchase Series A Junior
  Participating Preferred Stock, no
  par value per share(2).....                  N/A
----------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee and calculated in accordance with Rule 457 (c) under the Securities Act based on the average high and low sales price of the Registrant's Common Stock on June 4, 1999, as reported by the New York Stock Exchange.
(2) The rights (the "Rights") to purchase the Series A Junior Participating Preferred Stock will be attached to and traded with shares of the Registrant's Common Stock. Value attributable to such Rights, if any, will be reflected in the market price of the shares of the Registrant's Common Stock.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS          SUBJECT TO COMPLETION DATED JUNE 8, 1999

                                 229,161 SHARES

                              HUGHES SUPPLY, INC.

                                  COMMON STOCK

                            ------------------------

     This is an offering of shares of our common stock. The selling shareholders identified in this Prospectus are offering all the shares to be sold in the offering. We will not receive any proceeds from the offering.

     Our common stock is listed on the New York Stock Exchange under the symbol "HUG."

     We will bear all expenses relating to the distribution of the shares, other than selling commissions and fees and expenses of counsel and other representatives of the selling shareholders.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  The date of this Prospectus is June 8, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Information Incorporated by Reference.......................   ii
Available Information.......................................   ii
Prospectus Summary..........................................    1
Risk Factors................................................    5
Selling Shareholders........................................    8
Plan of Distribution........................................   21
Legal Matters...............................................   21
Experts.....................................................   22

                     INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission (the "Commission") allows us to "incorporate by reference" information we file with the Commission, which means that we can disclose important information by referring readers to other documents we file with the Commission. The information incorporated by reference is considered to be part of this Prospectus. Later information that we file with the Commission will automatically update and supersede the information in this Prospectus.

     We incorporate by reference into this Prospectus the documents listed below, and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 (the "Exchange Act"), until the shareholders identified in this Prospectus sell all the shares:

          (a) Our Annual Report on Form 10-K for the year ended January 29, 1999 (File No. 001-08772);

          (b) Our Proxy Statement for the Annual Meeting of Shareholders to be held on May 19, 1999, as filed with the Commission on April 14, 1999 (File No. 001-08772);

          (c) The description of our common stock contained in our statement on Form 8-A dated May 22, 1998 as filed with the Commission under Section 12 of the Exchange Act (File No. 001-08772); and

          (d) The description of the rights ("Rights") contained in our statement on Form 8-A dated May 22, 1998 as filed with the Commission under
     Section 12 of the Exchange Act (File No. 001-08772).

     We will provide to any person who has received this Prospectus, upon his written or oral request, a free copy of any of the documents mentioned above (not including exhibits to such documents unless such exhibits are specifically incorporated by referenced in the documents). All requests should be directed to Hughes Supply, Inc., Attention: J. Stephen Zepf, Treasurer and Chief Financial Officer, at 20 North Orange Avenue, Suite 200, Orlando, Florida 32801, telephone number (407) 841-4755.

                             AVAILABLE INFORMATION

     This Prospectus is part of a registration statement (the "Registration
Statement") we filed with the Commission (Registration No.       ). This
Prospectus omits certain of the information contained in the Registration Statement. Such information can be inspected at the public reference room at the offices of the Commission.

     We file annual, quarterly and special reports, proxy statements, and other information with the Commission. Any person may read and copy any document we file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. The Commission may be contacted at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public from the Commission's web site at http://www.sec.gov.

     The Rights to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock, no par value per share, are attached to each share of our common stock, including the common stock offered hereby. Any reference to our common stock in this Prospectus includes such Rights.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this Prospectus. It is not complete and may not contain all the information that you should consider before investing in our common stock. You should read the entire Prospectus carefully, including, the "Risk Factors" section. Our fiscal year ends on the last Friday in January of each year.

                                  THE COMPANY

     We were founded in 1928 and are one of the largest diversified wholesale distributors of materials, equipment and supplies for the construction and industrial markets. We operate primarily in the southeastern, southwestern and midwestern United States. We distribute over 240,000 products through 457 branches located in 29 states, Mexico and Puerto Rico. Our principal customers are electrical, plumbing and mechanical contractors, electric utility companies, property management companies, municipalities and industrial companies. Industrial companies include companies in the petrochemical, food and beverage, pulp and paper, mining, pharmaceutical and marine industries. Our management believes that we hold a significant market share in most of our local markets.

     We focus on distributing products that leverage our strengths in inventory management, specialized sales forces, distribution expertise, credit management and information technology. We distribute nine different product groups, which we have classified into three main product categories:

     - Fluid Control Products, consisting of our industrial pipe, plate, valves and fittings, plumbing, water and sewer, and water systems product groups;

     - Electrical Products, consisting of our electrical and electric utilities product groups; and

     - Specialty Products, consisting of our air conditioning and heating, building materials, and pool and spa equipment and supplies product groups.

     We employ a specialized and experienced sales force for each of our nine product groups. Our management believes that no other company competes against us across all of our product groups.

     We sell our products to customers in the commercial, residential, infrastructure and industrial markets. In recent years, we have focused our internal growth and acquisitions to a greater extent on products used in repair, maintenance, replacement and renovation applications. These products generally offer higher margins and depend less on new construction. Our management believes that our product, market and geographic diversification helps reduce the impact of economic cycles on our net sales and profitability.

                        GROWTH AND OPERATING STRATEGIES

GROWTH STRATEGY

     Based on estimates available to us, industry sales in the United States of the products we sell exceeded $200 billion in 1998, and no wholesale distributor accounted for more than 5% of the total market. Our growth has been accomplished through both acquisitions and internal growth. Since January 28, 1994, we have completed 59 acquisitions, representing 245 branches. In this same period, we have also grown internally through increases in comparable branch net sales, 71 new branch openings and the addition of new product groups.

     We pursue an active acquisition program to capitalize on the opportunities presented by our industry's substantial size and highly fragmented ownership structure. Our management believes that acquisitions generally represent the most cost effective way to enter new geographic markets. Acquisitions also provide us with opportunities to gain market share and to enhance and diversify our product offerings.

     Our acquisition strategy focuses on acquiring profitable wholesale distribution businesses with strong management teams and well-developed market positions and customer relationships. We classify our acquisitions as fill-in acquisitions or new-market acquisitions.

     Fill-in acquisitions are generally smaller and represent new branches that distribute some of the same product groups as ours in geographic areas we already service. Since January 28, 1994, we have added 51 branches through fill-in acquisitions, and our management believes that significant additional fill-in acquisition opportunities are available.

     New-market acquisitions represent the addition of new product groups (primarily within our existing product categories), the entry into new geographic markets, or both. During the last five fiscal years, we have increasingly focused on new-market acquisitions in order to:

     - add products and product groups with higher gross margins;

     - increase sales to the replacement and industrial markets (which tend to be less cyclical than new construction markets);

     - achieve greater geographic diversification; and

     - develop additional opportunities for future fill-in acquisitions and new branch openings.

     Since January 30, 1998, we have acquired several wholesale distributors, including:

- San Antonio Plumbing Distributors,
  Inc. ..................................  Significantly increasing our plumbing and water and sewer business in existing
                                           geographic markets;
- Winn- Lange Electric, Inc..............  Significantly increasing our electrical business in new geographic markets;
- Douglas Leonhardt and Associates,
  Inc....................................  Significantly expanding our offering of fire protection products and services and
                                           significantly increasing our water and
                                           sewer business in new and existing
                                           geographic markets;
- Florida Electric Supply, Inc. .........  Significantly increasing our electrical and electric utilities business in
                                           existing geographic markets;
- Kamen Supply Company, Inc..............  Significantly increasing our plumbing business in new geographic markets;
- W.C. Caye and Company, Inc. ...........  Significantly increasing our building materials business in new geographic
                                           markets; and
- Turf Irrigation and Water Works
     Supply..............................  Significantly increasing our water and sewer and irrigation business in existing
                                           geographic markets.

OPERATING STRATEGY

     Our operating strategy is based on decentralizing, at the branch level, customer-related functions such as sales and local inventory management, and centralizing, at the corporate level, the administrative responsibility for certain functions such as credit, human resources, finance and accounting, legal and information technology. Key elements of our operating strategy include:

     - comprehensive and diversified product categories and groups;

     - superior customer service;

     - volume purchasing power;

     - well-trained and experienced workforce;

     - centralized administrative functions; and

     - local market focus.

     We do not market our products to retail consumers. Consequently, we differentiate ourselves from do-it-yourself home retail centers with respect to our customer base, breadth of products offered and level of service provided. Our management believes that our customers are typically professionals who choose their suppliers primarily on the basis of product availability, price, relationships with sales personnel, and the quality and scope of services offered by such suppliers. Furthermore, professional customers generally buy in large volumes, are repeat buyers because of their involvement in longer-term projects, and require specialized services not typically provided by do-it-yourself home center retailers. We provide our customers with credit services, design assistance, material specifications, scheduled job site delivery, job site visits to ensure satisfaction, technical product services, including blueprint take-off and computerized order quotes, and assistance with product returns. Accordingly, we have been able to serve customer groups that do-it-yourself home center retailers generally do not serve.

     As a result of our growth and operating strategies, our net sales increased to $2.54 billion in fiscal 1999 from $1.01 billion in fiscal 1995, a compound annual growth rate of 24.2%. In addition, our operating income increased to $117.2 million in fiscal 1999 from $32.4 million in fiscal 1995, a compound annual growth rate of 37.9%; our net income increased to $61.4 million in fiscal 1999 from $20.8 million in fiscal 1995, a compound annual growth rate of 31.1%; and our number of branches increased to 438 branches at the end of fiscal 1999 from 173 branches at the end of fiscal year 1995, a compound annual growth rate of 26.1%.

                                  RISK FACTORS

     For a discussion of certain risks you should consider before investing in our common stock, see "Risk Factors."

                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this Prospectus including under this "Prospectus Summary" and the "Risk Factors" sections are forward looking. When used in this Prospectus, the words "believe," "anticipate," "estimate," "expect," and similar expressions are intended to identify forward-looking statements. We cannot assure that such forward-looking statements will prove true. Our actual results may differ significantly from the results discussed in such forward-looking statements. Certain factors that might cause such differences include, but are not limited to, the "Risk Factors." These forward-looking statements speak only as of the date of this Prospectus.

                                  THE OFFERING

Common Stock being offered hereby...........................     229,161 shares
Common Stock outstanding (as of June 4, 1999)(1)............  23,426,239 shares
NYSE symbol.................................................                HUG

---------------
(1) Includes all shares offered in this offering.

     We were founded as a general partnership in Orlando, Florida in 1928 and were incorporated as a Florida corporation in 1947. Our executive offices are located at 20 North Orange Avenue, Suite 200, Orlando, Florida 32801, and our telephone number is (407) 841-4755.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                         FISCAL YEARS ENDED
                               -----------------------------------------------------------------------
                               JANUARY 27,    JANUARY 26,    JANUARY 31,    JANUARY 30,    JANUARY 29,
                                  1995           1996          1997(1)         1998           1999
                               -----------    -----------    -----------    -----------    -----------
STATEMENTS OF INCOME DATA:
Net sales....................  $1,065,549     $1,326,978     $1,619,362     $1,945,446     $2,536,265
                               ----------     ----------     ----------     ----------     ----------
Operating income.............  $   32,391     $   42,703     $   64,937     $   87,244     $  117,206
                               ----------     ----------     ----------     ----------     ----------
Net income...................  $   20,800     $   25,646     $   37,054     $   47,570     $   61,443
                               ==========     ==========     ==========     ==========     ==========
Earnings per share:
     Diluted.................  $     1.50     $     1.75     $     2.09     $     2.33     $     2.55
                               ==========     ==========     ==========     ==========     ==========
Average shares outstanding:
     Diluted.................      13,992         14,647         17,719         20,432         24,138
                               ==========     ==========     ==========     ==========     ==========
Cash dividends per share.....  $     0.15     $     0.20     $     0.25     $     0.31     $     0.33
                               ==========     ==========     ==========     ==========     ==========
OPERATING DATA:
Branches at end of period....         173            212            272            384            438
Comparable branch sales
  increases(2)...............          14%             8%             8%             6%             6%
Gross margin(3)..............        20.4%          20.7%          21.2%          21.9%          22.0%
Operating margin(4)..........         3.0%           3.2%           4.0%           4.5%           4.6%

                                                                 AS OF
                                                              JANUARY 29,
                                                                 1999
                                                              -----------
Balance Sheet Data (end of period):
Working capital.............................................  $  567,435
Total assets................................................   1,123,513
Long-term debt, less current portion........................     402,203
Shareholders' equity........................................     483,956

---------------
(1) Fiscal 1997 represents a 53-week fiscal year.

(2) Comparable branch sales increases are calculated for each period presented by comparing the net sales results in the period with the net sales results for the comparable prior year period (for branches that were open for the entire duration of both periods).

(3) Gross margin equals gross profit divided by net sales.

(4) Operating margin equals operating income divided by net sales.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this Prospectus before deciding to invest in shares of our common stock.

OUR CONTINUED GROWTH DEPENDS HEAVILY UPON THE CONTINUED SUCCESS OF OUR ACQUISITION STRATEGY.

     A significant part of our growth is based on the acquisition of other distribution businesses. As part of our regular business operations, we pursue suitable acquisition opportunities in selected markets. However, we may not continue to be successful in identifying and acquiring appropriate businesses or in obtaining financing for potential acquisitions on satisfactory terms. In addition, we may not be successful in integrating acquired businesses into our existing operations. Furthermore, integrating acquired businesses may result in unforeseen operational difficulties or require a disproportionate amount of our management's attention. Future acquisitions may be financed by incurring additional debt or by issuing shares of common stock or other equity-linked securities. Such issuances may be dilutive to our shareholders. Competition for acquisition candidates in the building products industry may increase, in which case the cost of completing acquisitions could grow significantly or we could stop acquiring other businesses.

OUR OPERATING RESULTS ARE LINKED TO THE STRENGTH OF THE CONSTRUCTION MARKETS.

     Demand for our products depends highly on the commercial, residential and industrial construction markets. The level of activity in the commercial construction market depends largely on vacancy rates, interest rates, regional economic outlooks, the availability of financing and general economic conditions. The level of activity in the residential construction market depends on new housing starts and residential renovation projects. Factors influencing the demand for new housing starts and residential renovation projects include interest rates, availability of financing, housing affordability, unemployment, demographic trends, gross domestic product growth and consumer confidence. The level of activity in the industrial construction market depends on the industrial economic outlook, corporate profitability, interest rates and capacity utilization. The factors influencing each of our market segments are not within our control. Since each of our market segments is sensitive to cyclical changes in the economy, future downturns in the economy or lack of improvement in the economy may adversely affect our results of operations. We are especially susceptible to economic fluctuations in Florida and Texas, which accounted for approximately 28% and 18% of our net sales, respectively, in fiscal 1999.

FLUCTUATING COMMODITY PRICES AND UNEXPECTED PRODUCT SHORTAGES MAY IMPAIR OUR OPERATING RESULTS.

     The cost of stainless steel, aluminum, copper, nickel alloys, plastic and other commodities used in products distributed by us can be volatile. Significant fluctuations in the cost of such commodities may adversely affect our results of operations and contribute to cyclicality in our operating performance. In total, we distribute construction materials and supplies from over 11,000 manufacturers and suppliers, no one of which accounted for more than 5% of our total material and supply purchases during fiscal 1999. Despite this widely diversified base of manufacturers and suppliers, we may still experience shortages as a result of unexpected demand or production difficulties. If this were to occur and we were unable to obtain a sufficient allocation of products from manufacturers and suppliers, there could be a short-term adverse effect on our results of operations. In addition, we have entered into strategic partnerships with certain suppliers. Our inability to maintain such partnerships and the loss of the competitive pricing such partnerships offer us could adversely affect our results of operations.

WE OPERATE IN A VERY COMPETITIVE MARKETPLACE.

     The building products industry is highly competitive and fragmented. The principal competitive factors in our business are:

     - availability of materials and supplies;

     - pricing of products;

     - availability of credit;

     - technical product knowledge as to application and usage; and

     - advisory or other service capabilities.

     Our competition includes other wholesalers, manufacturers who sell certain products directly to our customer base and certain customers of ours. We also compete, to a limited extent, with retailers in the markets for plumbing, electrical fixtures and supplies, building materials, pool and spa supplies and contractors' tools. Our competition varies depending on product line, customer classification and geographic market. We may not be successful in responding effectively to competitive pressures, particularly from competitors with substantially greater financial and other resources than ours.

WE RELY HEAVILY ON OUR KEY PERSONNEL.

     We are highly dependent upon the skills, experience and efforts of our executive officers. The loss of one or more of our executive officers could have a material adverse effect on our business and development. Our growth also depends in part on our ability to attract and retain qualified managers, salespersons and other key employees and on our ability to manage growth successfully. We may not be successful in attracting and retaining such employees or in managing our growth successfully, which may in turn have an adverse effect on our results of operations.

OUR DIVIDEND PAYMENTS ARE RESTRICTED.

     The decision to pay dividends and the amount of such payments depends on our results of operations, financial condition, capital requirements and other factors that our Board of Directors deems relevant. We are also party to certain debt instruments and agreements that contain provisions limiting the amount of dividends that may be paid by us to our shareholders. In the future, we may become a party to debt instruments or agreements that may further restrict our ability to pay dividends.

OUR STOCK PRICE MAY FLUCTUATE SUBSTANTIALLY.

     The market price for our common stock may fluctuate substantially based, among other factors, on:

     - our operating results;

     - the operating results of other companies in the building products industry;

     - changes in general economic conditions;

     - changes in the financial markets; and

     - other developments affecting us or our competitors.

OUR SALES ARE PREDOMINATELY ON CREDIT.

     We distribute materials, equipment and supplies for the construction and industrial markets primarily in the southeastern (especially Florida), southwestern and midwestern United States. Approximately 90% of our sales are credit sales made primarily to customers whose ability to pay depends on the economic strength of the construction industry in such regions. Cyclical changes in the economy, future downturns in the economy, or lack of improvement in the economy in such regions could adversely affect our ability to collect our trade accounts receivable and in turn our results of operations.

OUR QUARTERLY RESULTS ARE SEASONAL.

     Our sales and net income are seasonal. We have historically experienced lower operating results in the first and fourth quarters than in the second and third quarters of our fiscal year. Seasonal variations in operating results may also be significantly increased by weather conditions, such as cold or wet weather, which can delay construction projects. Political and economic events can also affect our revenues. If sales fall below our expectations, our operating results may be adversely affected.

CERTAIN ANTI-TAKEOVER PROVISIONS MAY MAKE OUR STOCK LESS ATTRACTIVE TO
INVESTORS.

     Certain provisions of our Restated Articles of Incorporation, as amended, and Florida law may make it more difficult for a third party to acquire a controlling interest in us even if such change in control would benefit shareholders. These provisions may delay or prevent transactions in which shareholders would receive a substantial premium for their shares over then prevailing market prices. These provisions may also limit shareholders' ability to approve transactions they may otherwise believe are in their best interests. Such provisions include:

     - a provision dividing the Board of Directors into three classes of directors elected for staggered three-year terms;

     - a provision authorizing the issuance of preferred stock without shareholder approval; and

     - a provision requiring that certain business combinations receive approval by two-thirds of our voting stock.

FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The market price of our common stock could drop if a large number of shares of common stock are sold at any one time, or if a perception that such sales could occur exists.

     There will be 23,426,239 shares of common stock outstanding immediately after the offering. The shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act.

     We have registration statements in effect with respect to all shares issued in connection with acquisitions. Such shares are freely tradable during the effectiveness of the registration statements, unless subject to other restrictions.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY YEAR 2000 ISSUES.

     Many existing computer programs use only two digits to identify a year in the date field. As the century date change occurs, such programs may recognize the year 2000 as 1900, or not at all. If not corrected, many computer systems and applications could fail or create erroneous results by or at the year 2000 (the "Year 2000 Issue"). We are implementing a plan to make our computer systems year 2000 compliant or have our non-compliant systems converted to systems that are expected to be year 2000 compliant. We may not be successful in implementing our year 2000 compliance plan. Furthermore, our suppliers, customers and service providers may not sufficiently address their Year 2000 Issues. The failure of such suppliers, customers and service providers to make their systems year 2000 compliant could result in disruptions in our supply of materials, disruptions in its customers' ability to conduct business and interruptions to our daily operations. These events could in turn adversely affect our results of operations.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of our common stock by each of the shareholders selling shares to be sold hereby. Each of the selling shareholders has sole voting and investment power with respect to such shares.

                                                                                            SHARES
                                                NUMBER OF SHARES    NUMBER OF SHARES     BENEFICIALLY
                                               BENEFICIALLY OWNED    REGISTERED FOR       OWNED AFTER
NAME OF SELLING SHAREHOLDER                    AS OF MAY 31, 1999    SALE HEREBY(1)     THE OFFERING(1)
---------------------------                    ------------------   ----------------   -----------------
                                                                                       NUMBER    PERCENT
James B. Watkins(2)..........................        19,230              19,230              0       *
Post Office Box 365
Alvarado, TX 76009
Stacie A. Lewis(3)...........................        10,500              10,500              0       *
15964 Chickamauga
Baton Rouge, LA 70817
David E. Rozier(3)...........................        19,894               5,106         14,788       *
3811 Lake Larouge Dr.
Baton Rouge, LA 70816
Raelyn Guy Lewis(3)..........................        17,097               3,403         13,694       *
15311 Seven Pines Ave.
Baton Rouge, LA 70816
Dennis R. Allen(4)...........................           200                 200              0       *
4330 NW. 22nd St.
Lauderhill, FL 33313
Justin A. Anderson(4)........................           100                 100              0       *
1603 W. Sidney Rd.
Valrico, FL 33594
William D. Bailey(4).........................           500                 500              0       *
2999 Windward Dr.
Kennesaw, GA 30152
Alan L. Baker(4).............................           500                 500              0       *
1412 River Haven Lane
Hoover, AL 35244
Gregory T. Baroody(4)........................           300                 300              0       *
3051 Briar St.
Zephyrhills, FL 33543
Earl Beacham(4)..............................            75                  75              0       *
1825 Heathermoor Est #18
Moody, AL 35004
Nolan L. Benham(4)...........................           500                 500              0       *
620 Heron's Nest Ct.
Orlando, FL 32825
Robert Bowling(4)............................           500                 500              0       *
510 S. Everuna Cir.
Brandon, FL 33510
Robert Braun(4)..............................           600                 600              0       *
1931 Meadowridge Dr.
Valrico, FL 33594
Gregory A. Brill(4)..........................           200                 200              0       *
1007 Grand Canyon Dr.
Valrico, FL 33594
Carl T. Briscoe(4)...........................           100                 100              0       *
1505 Salem
Memphis, TN 38122
Kenneth B. Brown(4)..........................           200                 200              0       *
246 Flirtation Walk
Louisville, KY 40219

                                                                                            SHARES
                                                NUMBER OF SHARES    NUMBER OF SHARES     BENEFICIALLY
                                               BENEFICIALLY OWNED    REGISTERED FOR       OWNED AFTER
NAME OF SELLING SHAREHOLDER                    AS OF MAY 31, 1999    SALE HEREBY(1)     THE OFFERING(1)
---------------------------                    ------------------   ----------------   -----------------
                                                                                       NUMBER    PERCENT
Richard A. Brown(4)..........................           300                 300              0       *
12407 Greenlee Way
Riverview, FL 33569
Ricky E. Brown(4)............................           300                 300              0       *
7730 Acadian Dr.
Orlando, FL 32822
Peter H. Butcher(4)..........................           500                 500              0       *
9446 Lake Douglas Pl.
Orlando, FL 32817
Deborah J. Byron(4)..........................           150                 150              0       *
P.O. Box 1275
Seffner, FL 33583
Bruce T. Carl(4).............................           400                 400              0       *
4630 Quail Point Dr.
Flowery Branch, GA 30542
Christopher Carroll(4).......................           100                 100              0       *
3836 Governors Dr. #201
Montgomery, AL 36111
Marty Lin Carroll(4).........................            50                  50              0       *
2 Freemont St.
James Island, SC 29412
Anthony L. Carter(4).........................           150                 150              0       *
2431 Havana Dr.
Miramar, FL 33023
John E. Caswell(4)...........................           200                 200              0       *
3910 Serene Way
Louisville, KY 40219
Tonia D. Cheatham(4).........................           300                 300              0       *
3245 Brandywine Place
Marietta, GA 30064
Samuel Conde(4)..............................           200                 200              0       *
6301 Simms St.
Hollywood, FL 33023
Christine M. Corsini(4)......................           900                 900              0       *
823 Daphne Dr.
Brandon, FL 33510
Romeo R. Corsini(4)..........................           900                 900              0       *
823 Daphne Dr.
Brandon, FL 33510
April L. Cox(4)..............................           100                 100              0       *
3989 Woodville Hwy #46
Tallahassee, FL 32311
Jimmy D. Cureton(4)..........................           300                 300              0       *
4219 Bridge Creek Dr.
Acworth, GA 30101
Robert Curiel, Jr.(4)........................           400                 400              0       *
2044 Park Village Dr.
Ruskin, FL 33570
John L. Daniell, Jr.(4)......................           900                 900              0       *
68 Lakeside Dr.
Hiram, GA 30141

                                                                                            SHARES
                                                NUMBER OF SHARES    NUMBER OF SHARES     BENEFICIALLY
                                               BENEFICIALLY OWNED    REGISTERED FOR       OWNED AFTER
NAME OF SELLING SHAREHOLDER                    AS OF MAY 31, 1999    SALE HEREBY(1)     THE OFFERING(1)
---------------------------                    ------------------   ----------------   -----------------
                                                                                       NUMBER    PERCENT
Kim D. Daniell(4)............................           900                 900              0       *
68 Lakeside Dr.
Hiram, GA 30141
Tyler Daniell(4).............................           600                 600              0       *
68 Lakeside Dr.
Hiram, GA 30141
Annie Daniell(4).............................           600                 600              0       *
68 Lakeside Dr.
Hiram, GA 30141
Dan Davis, Jr.(4)............................           200                 200              0       *
2073 Raintree Pl.
Lithonia, GA 30058
Omar Diaz(4).................................           100                 100              0       *
19711 NW. 42nd Ave.
Opa Locka, FL 33055
Charles A. Dickens(4)........................           600                 600              0       *
8718 N. Hamner Ave.
Tampa, FL 33604
Mark Lewis Diggory(4)........................           800                 800              0       *
12830 Dunhill Dr.
Tampa, FL 33624
Robert S. Dixon(4)...........................           600                 600              0       *
608 S. Bostan St.
China Grove, NC 28023
Porter C. Dom IV(4)..........................           500                 500              0       *
2794 Etiwan Ave. #G-8
Charleston, SC 29414
John Dotson(4)...............................           600                 600              0       *
34735 Appaloosa Tr.
Zephyrhills, FL 33541
Melanie K. Dotson(4).........................           900                 900              0       *
34735 Appaloosa Tr.
Zephyrhills, FL 33541
Amy Elam(4)..................................           900                 900              0       *
610 Angelica Pl.
Brandon, FL 33510
Joan W. Elam(4)..............................           900                 900              0       *
610 Angelica Pl.
Brandon, FL 33510
Joseph W. Elam, Jr.(4).......................           900                 900              0       *
610 Angelica Pl.
Brandon, FL 33510
Joseph W. Elam, Sr.(4).......................           900                 900              0       *
610 Angelica Pl.
Brandon, FL 33510
Lindsey Elam(4)..............................           900                 900              0       *
610 Angelica Pl.
Brandon, FL 33510
Lisa Elam(4).................................           900                 900              0       *
610 Angelica Pl.
Brandon, FL 33510

                                                                                            SHARES
                                                NUMBER OF SHARES    NUMBER OF SHARES     BENEFICIALLY
                                               BENEFICIALLY OWNED    REGISTERED FOR       OWNED AFTER
NAME OF SELLING SHAREHOLDER                    AS OF MAY 31, 1999    SALE HEREBY(1)     THE OFFERING(1)
---------------------------                    ------------------   ----------------   -----------------
                                                                                       NUMBER    PERCENT
Christina Fetyko(4)..........................           600                 600              0       *
9535 Lake Park Dr.
Thonotosassa, FL 33592
Wanda Fetyko(4)..............................           900                 900              0       *
9535 Lake Park Dr.
Thonotosassa, FL 33592
Robert A. Fika(4)............................           200                 200              0       *
8431 Dimare Dr.
Orlando, FL 32822
Dave Foard(4)................................           500                 500              0       *
200 Berryhill Rd. #231
Columbia, SC 29210
Stephen R. Frissell(4).......................           100                 100              0       *
309 Cindy Lane
Brandon, FL 33510
Christopher T. Gabbard(4)....................           500                 500              0       *
3806 Landings Way Dr.
Tampa, FL 33624
Amanda Gambrell(4)...........................            50                  50              0       *
3245 Brandywine Place
Marietta, GA 30064
Andrew Gambrell(4)...........................           300                 300              0       *
1512 W. Sydney Rd.
Valrico, FL 33594
Dana L. Ganss(4).............................           900                 900              0       *
363 TimberPond Dr.
Brandon, FL 33510
Pamela Ganung(4).............................           200                 200              0       *
14119 Village Terrace Dr.
Tampa, FL 33624
Brian Garl(4)................................           500                 500              0       *
104 Cannock Ct.
Murfreesboro, TN 37129
Glenda J. George(4)..........................           400                 400              0       *
22017 Hidden Oak Pl.
Land O Lakes, FL 34639
Kevin D. Gill(4).............................           100                 100              0       *
5361 Wilton Ave.
Memphis, TN 38120
Barbara Ann Goodall(4).......................           400                 400              0       *
9813 Reylinda Ave.
Thonotosassa, FL 33592
Robert J. Gottschalk(4)......................           300                 300              0       *
6393 Terra Rosa Circle
Boynton Beach, FL 33437
Joan R. Granruth(4)..........................           500                 500              0       *
7010 Conifer Dr.
Tampa, FL 33637
Curtis J. Grant(4)...........................           300                 300              0       *
1123 Pompei Ln.
Naples, FL 34103

                                                                                            SHARES
                                                NUMBER OF SHARES    NUMBER OF SHARES     BENEFICIALLY
                                               BENEFICIALLY OWNED    REGISTERED FOR       OWNED AFTER
NAME OF SELLING SHAREHOLDER                    AS OF MAY 31, 1999    SALE HEREBY(1)     THE OFFERING(1)
---------------------------                    ------------------   ----------------   -----------------
                                                                                       NUMBER    PERCENT
Lynn E. Hampton(4)...........................           900                 900              0       *
1110 Paul Dr.
Brandon, FL 33510
Steven A. Hampton(4).........................           900                 900              0       *
1110 Paul Dr.
Brandon, FL 33510
Margaret Hancock(4)..........................           900                 900              0       *
1052 Cherbourg Ave. E.
Jacksonville, FL 32205
Thomas E. Hancock(4).........................           900                 900              0       *
1052 Cherbourg Ave. E.
Jacksonville, FL 32205
Thomas E. Hancock, Jr.(4)....................           100                 100              0       *
3520 Dellwood Ave.
Jacksonville, FL 32205
Gerald E. Harper, Jr.(4).....................            75                  75              0       *
11406 Tazwell Dr. #106
Louisville, KY 40241
Harry Lee Henderson, Jr.(4)..................           100                 100              0       *
991 King James Way
Morrow, GA 30260
Julio R. Herrera(4)..........................           400                 400              0       *
912 Hollyshore Dr.
Lutz, FL 33549
Betty Lou Hoplight(4)........................           400                 400              0       *
1705 Lake Crest Ave.
Brandon, FL 33510
Gary V. Hughes(4)............................           150                 150              0       *
6900 Providence Rd. S.
Waxhaw, NC 28173
Mark Hupman(4)...............................           800                 800              0       *
7023 Madrid Ave.
Jacksonville, FL 32217
Herbert M. Johnson(4)........................           300                 300              0       *
1658 Lake Meadow Clr N.
Brandon, FL 33510
Jeffrey L. Johnson(4)........................           300                 300              0       *
1931 Meadow Ridge Dr.
Valrico, FL 33594
Linda L. Johnson(4)..........................           800                 800              0       *
1140 E. Grove St.
Brandon, FL 33510
Conley J. Jones(4)...........................           800                 800              0       *
5409 Mountain Farm Ct.
Tampa, FL 33624
Mark A. Jones(4).............................           300                 300              0       *
5334 Forrest Ridge Dr.
Loganville, GA 30052
Mary Justice(4)..............................           600                 600              0       *
5101 Idlewood Ln.
Louisville, KY 40291

                                                                                            SHARES
                                                NUMBER OF SHARES    NUMBER OF SHARES     BENEFICIALLY
                                               BENEFICIALLY OWNED    REGISTERED FOR       OWNED AFTER
NAME OF SELLING SHAREHOLDER                    AS OF MAY 31, 1999    SALE HEREBY(1)     THE OFFERING(1)
---------------------------                    ------------------   ----------------   -----------------
                                                                                       NUMBER    PERCENT
Jeffrey Justice(4)...........................           900                 900              0       *
5101 Idlewood Ln.
Louisville, KY 40291
Madeline Kisha(4)............................           600                 600              0       *
3974 Ventura Place
Orlando, FL 32822
Richard J. Kisha(4)..........................           900                 900              0       *
3974 Ventura Place
Orlando, FL 32822
Stephen Knapik(4)............................           300                 300              0       *
8610 Bannerman Bluff Ct.
Tallahassee, FL 32312
Mark D. Kummelman(4).........................           500                 500              0       *
1001 Center St.
Plant City, FL 33566
Clyde Curtis Kyle(4).........................           900                 900              0       *
P.O. Box 2017
Mango, FL 33550
Kendall Kyle(4)..............................           300                 300              0       *
P.O. Box 2017
Mango, FL 33550
Matthew Kyle(4)..............................           300                 300              0       *
P.O. Box 2017
Mango, FL 33550
James M. Lambeth(4)..........................           500                 500              0       *
542 Beth Ann St.
Valrico, FL 33594
Stephen J. Law(4)............................           100                 100              0       *
507 Alma Dr.
Brandon, FL 33510
Wilma S. Lennard(4)..........................           300                 300              0       *
3415 Ranch Place Blvd.
Zephyrhills, FL 33541
James W. Lewis(4)............................            60                  60              0       *
170 S. Triplet Lake Dr.
Cassleberry, FL 32707
Kathey L. Lewis(4)...........................           500                 500              0       *
122 Nature's Way
Mount Holly, NC 28120
Gary R. Luria(4).............................           400                 400              0       *
242 E. Riverbend Dr.
Sunrise, FL 33326
Daniel J. Lynch(4)...........................           300                 300              0       *
22 Swain Ct. #203
Covington, KY 41011
Ronald Lyon(4)...............................           300                 300              0       *
2552 West Wind Dr.
Soddy Daisy, TN 37379
Marion T. Mackin(4)..........................           400                 400              0       *
2703 Wedgefield Blvd.
Jacksonville, FL 32211

                                                                                            SHARES
                                                NUMBER OF SHARES    NUMBER OF SHARES     BENEFICIALLY
                                               BENEFICIALLY OWNED    REGISTERED FOR       OWNED AFTER
NAME OF SELLING SHAREHOLDER                    AS OF MAY 31, 1999    SALE HEREBY(1)     THE OFFERING(1)
---------------------------                    ------------------   ----------------   -----------------
                                                                                       NUMBER    PERCENT
Jason Martin(4)..............................           150                 150              0       *
8709 Orange Oaks Circle
Tampa, FL 33637
Kevin B. Martin(4)...........................           100                 100              0       *
3736-A Westchase Village Ln.
Norcross, GA 30092
Clifford T. McConnell(4).....................           400                 400              0       *
168 Edgewood Rd.
Radcliff, KY 40160
Judith A. McDaniel(4)........................           400                 400              0       *
2602 Miller Rd.
Valrico, FL 33594
Vincent McDaniel(4)..........................           200                 200              0       *
2602 Miller Rd.
Valrico, FL 33594
Eleanor J. McFarland(4)......................           200                 200              0       *
P.O. Box 425
Valrico, FL 33595
Ralph McKnight(4)............................           300                 300              0       *
2308 Marthasville Ct.
Stone Mountain, GA 30087
William Paul McLeskey(4).....................            50                  50              0       *
4504 SR574 Lot 87
Plant City, FL 33567
William T. McLeskey(4).......................           300                 300              0       *
9318-A Greyrock Rd.
Thonotosassa, FL 33592
Richard Moody(4).............................           900                 900              0       *
6480 MacKenzie St.
Orlando, FL 32807
Theda Moody(4)...............................           900                 900              0       *
6480 MacKenzie St.
Orlando, FL 32807
Curtis L. Moore, Jr.(4)......................            60                  60              0       *
5437 Sundale Way S.
Bartlett, TN 38135
Robert L. Moore(4)...........................           600                 600              0       *
3502 Litihia-Pinecrest Rd.
Valrico, FL 33594
Joseph Morrissette(4)........................           100                 100              0       *
1127 Mainstreet Valley Dr.
Stone Mountain, GA 30088
William C. Mosley(4).........................           200                 200              0       *
8239 W. Concord Blvd.
Jacksonville, FL 32208
Richard Myers(4).............................           300                 300              0       *
23728 NW. 51st Place
Newberry, FL 32669
James Norman(4)..............................           600                 600              0       *
701 Robin Lane
Archdale, NC 27263

                                                                                            SHARES
                                                NUMBER OF SHARES    NUMBER OF SHARES     BENEFICIALLY
                                               BENEFICIALLY OWNED    REGISTERED FOR       OWNED AFTER
NAME OF SELLING SHAREHOLDER                    AS OF MAY 31, 1999    SALE HEREBY(1)     THE OFFERING(1)
---------------------------                    ------------------   ----------------   -----------------
                                                                                       NUMBER    PERCENT
Ernest O'Kain(4).............................           100                 100              0       *
307 Ridgecrest Rd.
Tallahassee, FL 32301
Chris Pasquariello(4)........................            50                  50              0       *
923 Academy Dr.
Brandon, FL 33511
Frank Perez, Jr.(4)..........................           750                 750              0       *
201 E. Kennedy Blvd. Ste. 420
Tampa, FL 33602
Eric C. Poyer(4).............................           300                 300              0       *
830 S. Park Rd. #4-26
Hollywood, FL 33621
John J. Price(4).............................           500                 500              0       *
1405 Churchill Dr.
Moncks Corner, SC 29461
Patrick Price(4).............................           100                 100              0       *
144 Whisper Lake Dr.
Lexington, SC 29072
David B. Race(4).............................           900                 900              0       *
6106 W. Knights-Griffin Rd.
Plant City, FL 33565
Kenneth B. Race(4)...........................           500                 500              0       *
6106 W. Knights-Griffin Rd.
Plant City, FL 33565
Rita Race(4).................................           600                 600              0       *
6106 W. Knights-Griffin Rd.
Plant City, FL 33565
Steven R. Ray(4).............................           500                 500              0       *
9041 Fletcher Park CN
Cordova, TN 38018
Jerry Blaine Register(4).....................           900                 900              0       *
9503 Lake Park Dr.
Thonotosassa, FL 33592
Robert E. Rich(4)............................           500                 500              0       *
4135 Bradford Walk Trail
Buford, GA 30519
David E. Roach(4)............................            50                  50              0       *
1000 S. Semoran Blvd. #801
Winter Park, FL 32792
Thomas A. Robbins(4).........................            50                  50              0       *
8807 Cedar Mills Circle
Cordova, TN 38018
Steve Rosenfeld(4)...........................           600                 600              0       *
3134 Eagles Landing Circle W.
Clearwater, FL 33761
Christopher A Ruby(4)........................           100                 100              0       *
790 N. Cedar Bluff Rd. #2015
Knoxville, TN 37923
Samuel Runswick(4)...........................           300                 300              0       *
915 Nova Circle
Stockbridge, GA 30281

                                                                                            SHARES
                                                NUMBER OF SHARES    NUMBER OF SHARES     BENEFICIALLY
                                               BENEFICIALLY OWNED    REGISTERED FOR       OWNED AFTER
NAME OF SELLING SHAREHOLDER                    AS OF MAY 31, 1999    SALE HEREBY(1)     THE OFFERING(1)
---------------------------                    ------------------   ----------------   -----------------
                                                                                       NUMBER    PERCENT
Wayne Sandifer(4)............................           500                 500              0       *
3420 University Blvd. #110
Jacksonville, FL 32216
Stephen E. Sankowski(4)......................           100                 100              0       *
1529 Coco Meadows Cir. #204
Brandon, FL 33511
Terry Sasnett(4).............................           100                 100              0       *
5325 Royal Oak Dr.
Tampa, FL 33610
William C. Schneider(4)......................            75                  75              0       *
423 Dover Glen Dr.
Antioch, TN 37013
Jane H. Sellers(4)...........................           150                 150              0       *
808 Pearl Mary Circle
Plant City, FL 33567
Bonnie Sextro(4).............................           900                 900              0       *
1121 Belladonna Dr.
Brandon, FL 33510
Frank J. Sextro(4)...........................           900                 900              0       *
1121 Belladonna Dr.
Brandon, FL 33510
Frank S. Shea(4).............................           200                 200              0       *
4197 Alaina Circle
Austell, GA 30106
Stephen A. Sheroan(4)........................           500                 500              0       *
806 Potter Lane
Nashville, TN 37206
Carl S. Sieder(4)............................           800                 800              0       *
1570 Hamby Ave.
Lorndale, AL 35210
Johnny D. Singer(4)..........................           200                 200              0       *
8637 Bentwood Dr.
North Charleston, SC 29406
Marvin Smith(4)..............................           300                 300              0       *
4843 Amos St.
Jacksonville, FL 32209
Renee Sorgen(4)..............................           600                 600              0       *
9330 NW. 8 Circle
Plantation, FL 33324
Fred Sorgen(4)...............................           900                 900              0       *
9330 NW. 8 Circle
Plantation, FL 33324
Mirtza Y. Springfield(4).....................           150                 150              0       *
3822 Pinto Lane
Zephyrhills, FL 33541
Joseph Marc Stapleton(4).....................           300                 300              0       *
11699 Round Table Way
Thonotosassa, FL 33592
Michael C. Stewart(4)........................           150                 150              0       *
110 Lynnbrook Dr.
Belmont, NC 28012

                                                                                            SHARES
                                                NUMBER OF SHARES    NUMBER OF SHARES     BENEFICIALLY
                                               BENEFICIALLY OWNED    REGISTERED FOR       OWNED AFTER
NAME OF SELLING SHAREHOLDER                    AS OF MAY 31, 1999    SALE HEREBY(1)     THE OFFERING(1)
---------------------------                    ------------------   ----------------   -----------------
                                                                                       NUMBER    PERCENT
George L. Stirman(4).........................           150                 150              0       *
2727 W. Fletcher Ave. #66F
Tampa, FL 33618
Robert C. Stone, III(4)......................           350                 350              0       *
7402 Short Rd.
Plant City, FL 33565
Timothy W. Sutton(4).........................           150                 150              0       *
454 N. Thompson Rd.
Apopka, FL 32712
Felix Segundo Tavares(4).....................            60                  60              0       *
6025 Polk St. #5
Hollywood, FL 33024
Robert L. Thomas(4)..........................            75                  75              0       *
4222 Oaknoll Circle
Duluth, GA 30096
Joseph D. Thompson, Jr.(4)...................           100                 100              0       *
8405 Robin Hill Dr.
Louisville, KY 40291
Lynn G. Tidwell(4)...........................           800                 800              0       *
1206 Lady Guinevere Dr.
Valrico, FL 33594
Gerald Wayne Tingle(4).......................           500                 500              0       *
5305 Alicante Ln.
Louisville, KY 40272
Jeffrey A. Trostle(4)........................           400                 400              0       *
9373 Buck Haven Trail
Tallahassee, FL 32312
Stephen Alan Urksa(4)........................           350                 350              0       *
5228 Pine St.
Seffner, FL 33584
Samuel A. Warren(4)..........................           500                 500              0       *
640 Glennairy Dr.
Atlanta, GA 30328
Peter A. Wheeler(4)..........................           900                 900              0       *
1920 Sedgefield At
Brandon, FL 33511
Brian S. Wheless(4)..........................           400                 400              0       *
1412 Dumont Dr.
Valrico, FL 33594
Darrel Thomas White(4).......................           300                 300              0       *
4016 Fawn Circle
Tampa, FL 33610
David A. Whitmer(4)..........................           150                 150              0       *
807 W. Saunders St.
Plant City, FL 33566
Joan E. Adams Whoolery(4)....................           400                 400              0       *
105 Hickory Lane
Seffner, FL 33584
Robert R. Wieczorek(4).......................            60                  60              0       *
4024 Samantha Ct.
Tallahassee, FL 32311

                                                                                            SHARES
                                                NUMBER OF SHARES    NUMBER OF SHARES     BENEFICIALLY
                                               BENEFICIALLY OWNED    REGISTERED FOR       OWNED AFTER
NAME OF SELLING SHAREHOLDER                    AS OF MAY 31, 1999    SALE HEREBY(1)     THE OFFERING(1)
---------------------------                    ------------------   ----------------   -----------------
                                                                                       NUMBER    PERCENT
Brian Thomas Wilcox(4).......................            50                  50              0       *
1407 Gulfwood Ct.
Brandon, FL 33510
Karen A. Wilcox(4)...........................           100                 100              0       *
1407 Gulfwood Ct.
Brandon, FL 33510
James Williams(4)............................           300                 300              0       *
1446 Craft St.
Tallahassee, FL 32301
Paul C. Willis(4)............................           200                 200              0       *
1806 Lake David Dr. NW.
Cullman, AL 35055
E. Carl Wilson(4)............................           100                 100              0       *
4755 16th St.
Zephyrhills, FL 33540
Judith D. Wilson(4)..........................           200                 200              0       *
2215 Boxwood Way
Brandon, FL 33511
Mary K. Woodie(4)............................            60                  60              0       *
2237 Gabarone Blvd.
Auburndale, FL 33823
Donald Wright(4).............................           400                 400              0       *
7202 N. Pearl St.
Jacksonville, FL 32208
Stephen W. Wright(4).........................           300                 300              0       *
2548 Stieber
Westland, MI 48186
Fidel A. Yepes(4)............................            40                  40              0       *
7165 NW. 186 St. #A411
Miami, FL 33015
Terrance Zameroski(4)........................           300                 300              0       *
109 Mornington Circle
Woodstock, GA 30188
Mauricio Zamora(4)...........................           300                 300              0       *
740 E. 8th St.
Hialeah, FL 33010
Todd Alan Zink(4)............................           150                 150              0       *
19220 One Norman Blvd.
Cornelius, NC 28031
Virginia W. Vogt TTEE(5).....................        41,792              41,792              0       *
Virginia W. Vogt Charitable
Remainder Trust
U/A/D 11/16/98
Education Foundation, Inc.(6)................         1,250               1,250              0       *
P.O. Box 2446
Hill, NC 27515
Griffin D. Winn(7)...........................       315,369              35,905        279,464     1.2%
4545 Langfield Road
Houston, Texas 77040
Lawrence M. Lange(7).........................       375,769              35,905        339,864     1.5%
4545 Langfield Road
Houston, Texas 77040

                                                                                            SHARES
                                                NUMBER OF SHARES    NUMBER OF SHARES     BENEFICIALLY
                                               BENEFICIALLY OWNED    REGISTERED FOR       OWNED AFTER
NAME OF SELLING SHAREHOLDER                    AS OF MAY 31, 1999    SALE HEREBY(1)     THE OFFERING(1)
---------------------------                    ------------------   ----------------   -----------------
                                                                                       NUMBER    PERCENT
Daniel R. Ferrari(7).........................        44,049               3,780         40,269       *
5507 Three Oaks Circle
Houston, Texas 77059

---------------
 *  Less than 1%

(1) Assumes all shares offered hereby have been sold. Because the selling shareholders may sell all, some or none of their shares pursuant to this Prospectus, no actual estimate can be made of the aggregate number of shares that each selling shareholder will own upon completion of the offering to which this Prospectus relates.

(2) On January 11, 1999, pursuant to a Stock Purchase Agreement between Hughes Supply, Inc. and James B. Watkins, Jr., we acquired American Industrial Precast Products, Inc. ("AIPP"), from Mr. Watkins, AIPP's sole shareholder, for an aggregate base price of $7,900,000 (the "Base Price), subject to adjustment, if necessary, to increase or decrease the Base Price to the Final Adjusted Price (as defined in the Stock Purchase Agreement) to reflect any change in the value of AIPP from the assumed value at the date of such agreement. We paid the Base Price at closing by delivery: (i) to Mr. Watkins of 19,230 shares of our common stock, valued at $26.001 per share, representing an aggregate of $500,000; (ii) to Mr. Watkins of $5,920,000 in cash; and (iii) in escrow of $1,480,000 in cash under the terms of the Escrow Agreement (as defined in the Stock Purchase Agreement which escrowed amount was released to Mr. Watkins on June 3, 1999). See Note (8) below.

(3) Pursuant to an Acquisition Agreement dated September 16, 1998 among Hughes Supply, Inc., U.S. Fusion Services, Inc. ("U.S. Fusion"), David E. Rozier and Raelyn Guy Lewis, we exchanged 88,235 shares of our common stock for all of the outstanding shares of U.S. Fusion, subject to adjustment, if necessary, to reflect any change in the net asset value of U.S. Fusion from the assumed value at the date of the Acquisition Agreement to the value determined under the Acquisition Agreement at the closing date. At closing 8,823 shares of our common stock were delivered under the terms of the Escrow Agreement (as defined in the Acquisition Agreement). Of those 8,823 shares of our common stock, 8,509 shares have been released from escrow and delivered to Messrs. Rozier and Lewis, U.S. Fusion's only shareholders prior to its acquisition. See Note (8) below. On or about January 18, 1999, Raelyn Guy Lewis transferred an aggregate of 10,500 shares of our common stock held by him pursuant to the acquisition to Stacie A. Lewis.

(4) On January 30, 1998, pursuant to an Acquisition Agreement among Hughes Supply, Inc., certain companies collectively referred to in the Acquisition Agreement as "Chad Supply" and Chad Supply's shareholders, we exchanged 1,408,530 shares of our common stock for all of the outstanding shares of Chad Supply and certain real estate leased to Chad Supply from its shareholders. James M. Chadwell, a shareholder of Chad Supply, received 462,926 shares of our common stock in connection with the acquisition. Mr. Chadwell subsequently donated certain shares of our common stock to other persons, all of which shares are covered under this registration statement.

(5) On December 19, 1997, pursuant to an agreement (the "International Agreement") by and among Hughes Supply, Inc. and International Supply Company, Industrial International, Inc., International Supply of Austin, Inc., International Supply of San Antonio, Inc., International Supply of Houston, Inc. and International Supply of East Texas, Inc. (collectively "International"), we acquired International from its shareholders for an aggregate base price of $57,000,000, subject to adjustment, if necessary, to reflect any change in the value of International from the assumed value at the date of the International Agreement. The base price was delivered at closing by delivery of the consideration consisting of 965,142 shares of our common stock (with an aggregate value of $27,023,976) and $18,716,000 in cash. At closing, 241,289 shares of our common stock and $4,505,000 in cash were delivered under the terms of an escrow agreement. All of the shares of our common stock held in escrow were released and an additional 15,000 shares of our common stock were issued in accordance with the International Agreement. John C.

    Vogt received 311,832 shares of our common stock in connection with the acquisition. Mr. Vogt subsequently donated 41,792 to the Virginia Vogt Charitable Remainder Trust, all of which shares are covered under this registration statement.

(6) On April 23, 1998, pursuant to an agreement by and between Union Warehouse & Realty Company ("Union"), its shareholders and Hughes Supply, Inc., we acquired Union for an aggregate purchase price of $7,739,000 in the form of satisfaction of certain indebtedness in the amount of $1,039,946.01 and by delivery of consideration consisting of 188,709 shares of our common stock. James C. Plyler, Jr., Anne Plyler Lee, William Weaver Plyler and James C. Plyler, as Trustee and the Trust between James C. Plyler "Senior" and James
    C. Plyler, "Trustee" were each shareholders of Union prior to its acquisition. James C. Plyler subsequently donated 1,250 shares to the Education Foundation, Inc. all of which shares are covered under this Registration Statement.

(7) Pursuant to an Acquisition Agreement dated June 30, 1998 by and among Hughes Supply, Inc., Winn-Lange Electric, Inc. ("Winn-Lange"), Griffin D. Winn, Lawrence M. Lange and Daniel R. Ferrari, we exchanged 936,904 shares of our common stock for (i) all of the outstanding shares of Winn-Lange, (ii) the acquisition of certain real estate from the Winn-Lange shareholders (and related parties) and (iii) the assumption and satisfaction of certain debt owed to the Winn-Lange shareholders, subject to adjustment, if necessary, to reflect any change in the net asset value of Winn-Lange from the assumed value at the date of the Acquisition Agreement to the value determined under the Acquisition Agreement at the closing date. At closing, 89,097 shares of our common stock were delivered in escrow under the terms of an escrow agreement. Of those escrowed shares, 75,590 shares have been released from escrow and delivered to Messrs. Winn, Lange and Ferrari. See Note (8) below.

(8) The registration under the Securities Act of the shares offered hereby to permit resale of the shares by the selling shareholders after the closing of the share exchange was, in each case, a condition of the share exchange under the applicable agreement.

                              PLAN OF DISTRIBUTION

     We are registering the shares of our common stock identified in this Prospectus (the "Shares") on behalf of our shareholders identified under the caption "Selling Shareholders" in this Prospectus (the "Selling Shareholders"). As used in this Prospectus, "Selling Shareholders" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this Prospectus. We will bear all costs, expenses and fees in connection with the registration of the Shares. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Shareholders. Sales of Shares may be effected by Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on the New York Stock Exchange (the "NYSE"), in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their Shares. We have not retained an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders.

     If the Selling Shareholders effect such transactions through broker-dealers, the broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholders or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might exceed customary commissions).

     The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be considered "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     Because Selling Shareholders may be considered "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the Prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

     Upon our being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold,
(iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of the Shares offered hereby will be passed upon for us by our General Counsel, Benjamin P. Butterfield, Esq.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended January 29, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

------------------------------------------------------
------------------------------------------------------

  YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE SHAREHOLDERS OFFERING SHARES OF OUR COMMON STOCK HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

  NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT AN OFFERING OF SECURITIES OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES AND CANADA ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE IN THAT JURISDICTION.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                 229,161 SHARES

                              HUGHES SUPPLY, INC.
                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                               Dated June 8, 1999
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Hughes Supply, Inc. (the "Company") expects to incur the following expenses in connection with the offering of the securities being registered. All the amounts shown are estimated except for the Securities and Exchange Commission registration fee, and all of said amounts will be paid by the Company.

Registration Fee -- Securities and Exchange Commission......  $ 1,744
Accounting fees and expenses................................    4,500
Legal fees and expenses.....................................   15,000
Printing fees and expenses..................................    8,000
Transfer Agent's fees and expenses..........................    2,000
                                                              -------
          Total.............................................  $31,244
                                                              =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 607.0850 of the Florida Business Corporation Act permits, and in some cases requires, the Company as a Florida corporation to indemnify a director, officer, employee, or agent of the Company, or any person serving at the request of the Company in any such capacity with respect to another entity, against certain expenses and liabilities incurred as a party to any proceeding, including, among others, a proceeding under the Securities Act of 1933, as amended (the "Securities Act"), brought against such person by reason of the fact that such person is or was a director, officer, employee, or agent of the Company or is or was serving in such capacity with respect to another entity at the request of the Company. With respect to actions, other than in the right of the Company, such indemnification is permitted if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. Termination of any such action by judgment, order, settlement or conviction or a plea of nolo contendere, or its equivalent shall not, of itself, create a presumption that such person did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, or with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

     With respect to any action threatened, pending or completed in the right of the Company to procure a judgment in its favor against any such person, the Company may indemnify any such person against expenses actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, including the appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue or matter as to which any such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duties to the Company unless the Court in which the action was brought determines that despite the adjudication of liability, but in view of all the circumstances in the case, such person is fairly and reasonably entitled to indemnity for such expenses.

     Section 607.0850 also provides that if any such person has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether brought in the right of the Company or otherwise, such person shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

     If any director or officer does not succeed upon the merits or otherwise in defense of an action, suit or proceeding, then unless pursuant to a determination made by a court, indemnification by the Company shall be made only as authorized in the specific case upon a determination that indemnification of the director or officer is proper because he or she has met the applicable standard of conduct. Any such determination may be made:

          (a) By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit, or proceeding;

          (b) If such a quorum is not obtainable or, even if obtainable, by a majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

          (c) By independent legal counsel selected by the Board of Directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or if a quorum of the directors cannot be obtained for paragraph (a) or the committee cannot be designated under paragraph (b) selected by a majority vote of the full Board of Directors (in which directors who are parties may participate); or

          (d) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to the proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceedings.

     Section 607.0850 also contains a provision authorizing corporations to purchase and maintain liability insurance on behalf of its directors and officers. For some years the Company has maintained an insurance policy which insures directors and officers of the Company against amounts the director or officer is obligated to pay in respect of his legal liability, whether actual or asserted, for any negligent act, any error, any omission or any breach of duty which, subject to the applicable limits and terms of the policy, include damages, judgments, settlements, costs of investigation, and costs, charges and expenses incurred in the defense of actions, suits, or proceedings or appeals thereto, subject to the exceptions, limitations and conditions set forth in the policy.

ITEM 16.  EXHIBITS.

     The following items are filed as exhibits to this registration statement:

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  4.1     --   Restated Articles of Incorporation of the Company, as
               amended (Incorporated by reference to Exhibit 3.1 of the
               Company's Quarterly Report on Form 10-Q for the quarter
               ended April 30, 1997 as filed with the Commission)
  4.2     --   Form of Articles of Amendment to Restated Articles of
               Incorporation of the Company (Incorporated by reference to
               Exhibit 99.2 to the Company's Registration Statement on Form
               8-A dated May 22, 1998 as filed with the Commission)
  4.3     --   Composite By-laws of the Company, as amended (Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1998 as filed with the Commission)
  4.4     --   Form of certificate representing shares of the Company's
               common stock, $1.00 par value (Incorporated by reference to
               Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q
               for the quarter ended July 31, 1997 as filed with the
               Commission)
  4.5     --   Rights Agreement dated as of May 20, 1998 between Hughes
               Supply, Inc. and American Stock Transfer & Trust Company
               (Incorporated by reference to Exhibit 99.2 to the Company's
               Registration Statement on Form 8-A dated May 22, 1998 as
               filed with the Commission)
  5.1     --   Opinion of Benjamin P. Butterfield, Esq.
 23.1     --   Consent of PricewaterhouseCoopers LLP
 23.2     --   Consent of Benjamin P. Butterfield, Esq. appears in his
               opinion filed as Exhibit 5.1
 24.1     --   Power of Attorney (included in the signature page in Part II of the Registration Statement)

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid in the successful defense of any action, suit or proceeding) is asserted against the Company by a director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and an offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Orlando, State of Florida, on this 8th day of June, 1999.

                                          HUGHES SUPPLY, INC.

                                          By:      /s/ DAVID H. HUGHES

                                            ------------------------------------
                                                      David H. Hughes
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. Hughes and J. Stephen Zepf, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----
                /s/ DAVID H. HUGHES                  Chairman of the Board and Chief       June 8, 1999
---------------------------------------------------    Executive Officer (principal
                  David H. Hughes                      executive officer)

                /s/ J. STEPHEN ZEPF                  Treasurer and Chief Financial         June 8, 1999
---------------------------------------------------    Officer (principal financial and
                  J. Stephen Zepf                      accounting officer)

             /s/ A. STEWART HALL, JR.                Director                              June 8, 1999
---------------------------------------------------
               A. Stewart Hall, Jr.

               /s/ VINCENT S. HUGHES                 Director                              June 8, 1999
---------------------------------------------------
                 Vincent S. Hughes

               /s/ JOHN D. BAKER II                  Director                              June 8, 1999
---------------------------------------------------
                 John D. Baker II

                     SIGNATURE                                     TITLE                       DATE
                     ---------                                     -----                       ----
              /s/ ROBERT N. BLACKFORD                Director                              June 8, 1999
---------------------------------------------------
                Robert N. Blackford

                 /s/ H. CORBIN DAY                   Director                              June 3, 1999
---------------------------------------------------
                   H. Corbin Day

              /s/ WILLIAM P. KENNEDY                 Director                              June 8, 1999
---------------------------------------------------
                William P. Kennedy

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
   4.1   --   Restated Articles of Incorporation of the Company, as
              amended (Incorporated by reference to Exhibit 3.1 of the
              Company's Quarterly Report on Form 10-Q for the quarter
              ended April 30, 1997 as filed with the Commission)
   4.2   --   Form of Articles of Amendment to Restated Articles of
              Incorporation of the Company (Incorporated by reference to
              Exhibit 99.2 to the Company's Registration Statement on Form
              8-A dated May 22, 1998 as filed with the Commission)
   4.3   --   Composite By-laws of Company, as amended (Incorporated by
              reference to Exhibit 3.2 to the Company's Annual Report on
              Form 10-K for the fiscal year ended January 30, 1998 as
              filed with the Commission)
   4.4   --   Form of certificate representing shares of the Company's
              common stock, $1.00 par value (Incorporated by reference to
              Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q
              for the quarter ended July 31, 1997 as filed with the
              Commission)
   4.5   --   Rights Agreement dated as of May 20, 1998 between Hughes
              Supply, Inc. and American Stock Transfer & Trust Company
              (Incorporated by reference to Exhibit 99.2 to the Company's
              Registration Statement on Form 8-A dated May 22, 1998 as
              filed with the Commission)
   5.1   --   Opinion of Benjamin P. Butterfield, Esq.
  23.1   --   Consent of PricewaterhouseCoopers LLP
  23.2   --   Consent of Benjamin P. Butterfield, Esq. appears in his
              opinion filed as Exhibit 5.1
  24.1   --   Power of Attorney (included in the signature page in Part II of the Registration Statement)